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                                                                    EXHIBIT 12.1

                       XM SATELLITE RADIO HOLDINGS INC.
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               ($ IN THOUSANDS)

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                                                                          RATIO OF EARNINGS (LOSS) TO FIXED CHARGES
                                                                       ------------------------------------------------

                                                                                Year Ended            Six Months Ended
                                                                               December 31,               June 30,
                                                                          1997     1998     1999        1999    2000
                                                                       ----------------------------  ------------------
Fixed charges:
Capitalized Interest.................................................    1,901    11,824    15,344     8,218    15,499
Interest expensed....................................................      549        --     9,120        --        --
Amortized premiums, discounts, and capitalized expenses related to
 indebtedness........................................................       65     1,321       477        --        --

Portion of rent expense representative of Interest (1)...............       --        76       216        91       158
Preference security dividend requirement.............................       --        --        --        --     3,643
                                                                       -------   -------   -------    ------   -------
 Total fixed charges.................................................  $ 2,515    13,221    25,157     8,309    19,300
                                                                       =======   =======   =======    ======   =======
Earnings:
Loss before income taxes.............................................  $(1,659)  (16,167)  (36,896)   (8,365)  (17,828)
Fixed charges, less capitalized interest.............................  $   614     1,397     9,813        91       158
Earnings (loss) adjusted for fixed charges...........................  $(1,045)  (14,770)  (27,083)   (8,274)  (17,670)
Ratio of earnings (loss) to fixed charges............................       --        --        --        --        --
Deficiency in earnings to cover fixed charges........................  $ 3,560    27,991    52,240    16,583    36,970
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(1)  One-third of rent expense is deemed to be representative of interest.